EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS NET INCOME FOR THIRD QUARTER

WAYNE, NJ – October 17, 2007 — Valley National Bancorp (NYSE:VLY) (“Valley”), the holding company for Valley National Bank, announced today its nine months and third quarter results for 2007. Net income for the nine months ended September 30, 2007 was approximately $125.6 million unchanged from the same period in 2006. Adjusted for a five percent common stock dividend issued on May 25, 2007, fully diluted earnings per common share were $1.04 for the nine months ended September 30, 2007, compared to $1.02 per common share for the nine months ended September 30, 2006. All common share data presented below was adjusted to reflect the stock dividend.

Net income for the third quarter of 2007 was $36.5 million compared to $43.9 million for the third quarter of 2006. The net income for the third quarter of 2006 included an $11.2 million reduction in income tax expense (See “Income Tax Expense” section below). Fully diluted earnings per common share were $0.30 for the third quarter of 2007, compared to $0.36 for the third quarter of 2006, inclusive of $0.09 per common share in income tax benefit.

Set forth below are highlights of several significant events that occurred during the third quarter of 2007:

•

Net interest margin on a fully tax equivalent basis was 3.43 percent for the third quarter of 2007, 2 basis points less than the second quarter of 2007, primarily due to higher funding costs related to an increase in average time deposit balances of $157.2 million.

•	Loans past due in excess of 30 days were 0.79 percent of total loans at September 30, 2007 compared to 0.80 percent at June 30, 2007.

•	Net loan charge-offs were at relatively low levels at $2.9 million for the third quarter of 2007 as compared to $3.1 million for the second quarter of 2007.

•	Non-performing assets totaled $32.3 million at September 30, 2007 compared to $30.9 million at June 30, 2007.

•	Effective tax rate for the third quarter of 2007 was 23.8 percent compared to zero for the same quarter last year.

•	On September 27, 2007, Valley delivered a notice of redemption effective October 29, 2007 for $20.6 million, or 11.1 percent of the contractual principal balance totaling $185.6 million, of its

Valley National Bancorp (NYSE: VLY)

2007 Third Quarter Earnings

October 17, 2007

outstanding 7.75 percent junior subordinated debentures due on December 31, 2031. During the second quarter, Valley also redeemed $20.6 million or 10 percent of the contractual principal balance. After October 29, 2007, Valley will have $165 million remaining junior subordinated debentures.

•	Valley repurchased approximately 130 thousand of its common shares at an average price per share of $21.96 pursuant to its publicly announced repurchase plan on January 17, 2007.

Chairman’s Comments

Gerald H. Lipkin, Chairman, President and CEO noted, “The business environment remains a challenge. During this time of uncertainty for so many consumers and mortgage lenders caught in the subprime and mortgage debacle, Valley intends to remain steadfast in its underwriting criteria in its efforts to grow the balance sheet. Our conservative loan underwriting policy has supported our earnings in the face of a housing market slump that has hurt many within the banking industry.

Valley’s credit quality continues to outpace its peers and remains the hallmark of our organization. Total loans past due in excess of 30 days were 0.79 percent of total loans at September 30, 2007, an improvement of one basis point over the prior three months ended June 30, 2007. Loans 90 days or more past due declined $1.3 million from the second quarter, however, exclusive of matured loans which were in the normal process of renewal, the balances remained relatively flat for the quarter (See “Credit Quality” section below).

We would like to reaffirm that Valley is and was not a participant in subprime residential mortgage lending, negative amortization loans or collateralized debt obligation markets. Valley’s historical risk-based underwriting approach continues to be a key element in producing strong loan performance, as evidenced by Valley’s current and historically low delinquency rates.

We are pleased with a recently completed third party evaluation of Valley’s first mortgages which comprise the vast majority of $1.9 billion residential mortgage portfolio. The evaluation shows the weighted average loan to collateral value (“LTV”) at the origination date of these first mortgages was 60.3 percent while a market analysis, based on recent data, calculates an LTV exposure of just 42.7 percent taking into consideration the amortized outstanding loan balances and statistically adjusting the collateral value based on current market conditions. A current update of FICO scores in Valley’s loan portfolio shows a weighted average FICO of 744 across the residential mortgage portfolio. Furthermore, Valley has limited geographic concentrations in states with high foreclosure rates, including Valley’s modest mortgage origination activities in Florida which account for less than one percent of the residential mortgage portfolio.

Overall loan volumes improved during the third quarter as compared to the second quarter of 2007 primarily due to continued growth in Valley’s dealer auto loan originations which increased $41.4 million, or 11.9 percent on an annualized basis, as well as an increase in residential mortgage loans of $59.4 million, or 12.7 percent on an annualized basis, and an increase in commercial loans due to one $141.1 million short-term loan origination scheduled to mature in the fourth quarter of 2007, which is fully collateralized by a certificate of deposit held by Valley. Much of the increase in auto loans is attributable to Valley’s strategic efforts to expand the geographic presence of its indirect auto loan

Valley National Bancorp (NYSE: VLY)

2007 Third Quarter Earnings

October 17, 2007

origination franchise throughout New Jersey, Pennsylvania, New York, and Florida. The increase in residential mortgage loans is largely the result of the reduction of liquidity in the secondary markets which has provided increased opportunities for Valley to purchase loans in the “A” grade, jumbo market.

During the nine months ended September 30, 2007, Valley opened its first two de novo branches in Brooklyn and three additional offices in Highlands, Hillsborough and Edison, New Jersey, as Valley continued its focused branch expansion in northern and central New Jersey and New York City. Valley anticipates opening approximately 13 de novo branches over the next 12 month period, including eight locations in Brooklyn and Queens. Our expansion strategy is to find the most attractive building sites and expand our presence in the New Jersey counties and towns neighboring our current office locations, as well as Kings and Queens Counties in New York. New offices generally add franchise value, but the additional operating costs will have a negative impact on non-interest expense and net income for several years.”

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $96.6 million for the third quarter of 2007, a $2.5 million decrease from the same quarter of 2006 and a decrease of $733 thousand from the linked quarter ended June 30, 2007. The moderate decline in net interest income during the third quarter of 2007 was mainly a result of lower average interest earning assets as well as higher average time deposits and a 13 basis point increase in the cost of these funds as compared to the second quarter of 2007.

The net interest margin on a tax equivalent basis was 3.43 percent for the third quarter of 2007, compared with 3.45 percent for the linked quarter ended June 30, 2007 and 3.44 percent for the prior year third quarter. The yield on average interest earning assets increased by 8 basis points for the second consecutive quarter mainly due to a 5 basis point increase in yield on average total loans and a 13 basis point increase in the yield on average total investments as compared to the three months ended June 30, 2007. The cost of average interest bearing liabilities also increased 8 basis points from the second quarter of 2007, mainly due to an increase of 13 basis points in the cost of time deposits.

Valley’s cost of total deposits remained relatively low by industry standards at 2.63 percent for the third quarter of 2007 compared to 2.51 percent for the three months ended June 30, 2007. The increase of 12 basis points was primarily due to growth in retail time deposits during the quarter.

Non-Interest Income

Third quarter of 2007 compared with third quarter of 2006

Non-interest income for the third quarter of 2007 increased $6.5 million, or 47.9 percent from $13.5 million for the quarter ended September 30, 2006 primarily due to a $4.7 million impairment loss taken on $132.0 million in low yielding mortgage-backed securities classified as available for sale in the third quarter of 2006. Service charges on deposit accounts increased $1.4 million mainly due to

Valley National Bancorp (NYSE: VLY)

2007 Third Quarter Earnings

October 17, 2007

initiatives implemented during the second quarter of 2007 to increase non-interest income throughout the Bank. Bank owned life insurance income increased $1.2 million primarily due to income generated from an additional investment of $75 million during the second quarter of 2007 to offset rising employee benefit costs. Partially offsetting these increases, Valley recognized net losses on sales of premises and equipment totaling $645 thousand during the third quarter of 2007 mainly due to the closure and consolidation of two leased branch locations in Valley’s branch network.

Third quarter of 2007 compared with second quarter of 2007

Non-interest income for the third quarter of 2007 increased $293 thousand, or 1.5 percent from $19.7 million for the quarter ended June 30, 2007. Net gains on trading securities increased $3.2 million from the second quarter of 2007 primarily due to net losses totaling $2.8 million recognized on the sale of $1.0 billion in mortgage-backed securities and the termination of certain derivative transactions during the second quarter. Offsetting the increased trading revenue, net gains on loans held for sale decreased $2.4 million primarily due to the sale of approximately $240 million of residential mortgages during the second quarter of 2007. Net gains on sales of premises and equipment also declined $875 thousand from the second quarter of 2007 mainly due to losses recognized on the closure and consolidation of two leased branch locations during the third quarter of 2007.

Non-Interest Expense

Third quarter of 2007 compared with third quarter of 2006

Non-interest expense decreased approximately $1.1 million, or 1.6 percent to $64.6 million for the quarter ended September 30, 2007 from $65.6 million for the quarter ended September 30, 2006. Advertising expense declined $1.7 million from the third quarter of 2006 as Valley decreased name branding promotions in the third quarter of 2007. Professional and legal fees also decreased $1.1 million mainly due to fees related to tax planning recognized during the third quarter of 2006. Offsetting these decreases to non-interest expense, other non-interest expense increased approximately $1.0 million and salary and employee benefits increased $777 thousand mainly due to the addition of eight de novo branches to Valley’s branch network over the last twelve month period.

Third quarter of 2007 compared with second quarter of 2007

Non-interest expense increased $3.7 million, or 6.1 percent to $64.6 million for the third quarter of 2007 from $60.9 million for the linked quarter ended June 30, 2007 mainly due to a $3.5 million increase in other non-interest expense. The increase was primarily due to an unrealized gain of $2.7 million on Valley’s junior subordinated debentures in the second quarter of 2007.

Income Tax Expense

Income tax expense was $11.4 million for the third quarter of 2007, reflecting an effective tax rate of 23.8 percent, compared with an income tax benefit of $65 thousand for the third quarter of 2006. The income tax benefit realized during the third quarter of 2006 resulted from a reduction in Valley’s

Valley National Bancorp (NYSE: VLY)

2007 Third Quarter Earnings

October 17, 2007

income tax reserve by $11.2 million. Valley maintains a reserve related to certain tax positions and strategies that management believes contain an element of uncertainty. Periodically, Valley evaluates its tax positions and strategies to determine whether the reserve continues to be appropriate. For the fourth quarter of 2007, Valley anticipates that its effective tax rate for the quarter will be approximately 25 percent, resulting in an overall 26 percent effective rate for the full year. The rate is projected based upon management’s judgment regarding future results and could vary due to changes in income, tax planning strategies and federal and state income tax laws.

Loans

During the third quarter, total loans increased $190.3 million, or 9.3 percent on an annualized basis, to $8.4 billion at September 30, 2007 from approximately $8.2 billion at June 30, 2007. The linked quarter growth in loans is mainly comprised of increases in commercial loans, residential mortgage and automobile loans of $148.0 million, $59.4 million and $41.4 million, respectively, partially offset by normal construction loan payments and declines in other consumer loans totaling $61.6 million and $16.9 million, respectively. The commercial loan increase was primarily due to one short-term commercial loan totaling $141.1 million scheduled to mature in the fourth quarter of 2007. The increase in residential mortgage loans is largely the result of the reduction of liquidity in the secondary markets which has provided increased opportunities for Valley to purchase loans in the “A” grade, jumbo market. Automobile loan volumes continue to be strong as Valley has focused efforts to expand the geographic footprint of its indirect auto loan origination franchise. Construction loans declined during the second quarter through normal principal paydown activity and a lack of new loan volume, as the slowdown in home building market continues to negatively impact this category.

Deposits

During the quarter, total deposits increased $107.2 million to $8.4 billion as of September 30, 2007 from $8.3 billion at June 30, 2007. An increase of $228.3 million in time deposits was partially offset by declines in non-interest bearing deposits and savings, NOW, and money market deposits of $101.2 million and $19.8 million, respectively. The increase in time deposits was mainly due to a short-term loan collateralized by a certificate of deposit held by Valley, as well as other normal deposit activities. The decrease in demand deposits reflects seasonal withdrawals from many of Valley’s commercial customers.

Credit Quality

Net loan charge-offs for the third quarter of 2007 were approximately $2.9 million compared to $2.0 million for the third quarter of 2006, and $3.1 million for the second quarter of 2007. The provision for credit losses was $2.7 million for the third quarter of 2007 compared to $1.6 million for the third quarter of 2006, and $2.4 million for the second quarter of 2007. Total non-performing assets, consisting of non-accrual loans, other real estate owned and other repossessed assets, totaled $32.3 million, or 0.39 percent of loans at September 30, 2007 up slightly from $30.9 million or 0.38 percent of loans at June 30, 2007.

Valley National Bancorp (NYSE: VLY)

2007 Third Quarter Earnings

October 17, 2007

Loans past due 90 days or more and still accruing at September 30, 2007 were $5.4 million, or 0.06 percent of $8.4 billion of total loans, compared to $2.1 million at September 30, 2006 and $6.7 million at June 30, 2007. Loans past due 90 days or more and still accruing include matured loans in the normal process of renewal which totaled approximately $1.5 million at September 30, 2007, compared to $403 thousand at September 30, 2006 and $3.0 million at June 30, 2007. Total loans past due in excess of 30 days were 0.79 percent of total loans at September 30, 2007 compared with 0.80 percent at June 30, 2007.

Financial Ratios

Valley’s annualized return on average shareholders’ equity was 15.66 percent and 18.43 percent for the three months ended September 30, 2007 and 2006, respectively. On a comparative basis, adjusting for Valley’s goodwill and other intangible assets, the annualized return on average tangible equity was 20.18 percent and 23.77 percent for the same periods. See “Notes to Selected Financial Data” section in the tables that follow for information regarding the computation of these ratios.

For the quarter ended September 30, 2007 and 2006, annualized return on average assets was 1.19 percent and 1.42 percent, respectively.

Valley’s risk-based capital ratios were 10.02 percent for Tier 1 capital, 11.87 percent for total capital and 7.87 percent for Tier 1 leverage at September 30, 2007.

Valley National Bancorp is a regional bank holding company with over $12 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 170 branches in 114 communities serving 13 counties throughout northern and central New Jersey and New York City.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, among others, the following: the impact of management’s implementation and interpretation of new accounting pronouncements, unanticipated changes in the direction of interest rates, effective income tax rates, loan and investment prepayments and assumptions, levels of loan quality and origination volume, relationships with major customers, as well as the effects of unanticipated economic conditions and legal and regulatory barriers including compliance issues related to

Valley National Bancorp (NYSE: VLY)

2007 Third Quarter Earnings

October 17, 2007

AML/BSA compliance and the development of new tax strategies or the disallowance of prior tax strategies. Valley assumes no obligation for updating any such forward-looking statement at any time.

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-Tables to Follow-

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except for share data)	2007	2006	2007	2006
FINANCIAL DATA:
Net income	$36,454	$43,882	$125,567	$125,579
Net interest income	95,139	97,557	287,092	294,435
Net interest income - FTE (2)	96,650	99,171	291,800	299,388
Weighted Average Number of Shares Outstanding (3):
Basic	119,966,530	122,740,540	120,379,910	122,721,452
Diluted	120,300,017	123,369,584	120,799,085	123,237,214
Per share data (3):
Basic earnings	$0.30	$0.36	$1.04	$1.02
Diluted earnings	0.30	0.36	1.04	1.02
Cash dividends declared	0.21	0.20	0.62	0.61
Book value	7.86	8.00	7.86	8.00
Tangible book value (1)	6.12	6.26	6.12	6.26
Closing stock price - high	23.55	25.71	25.18	25.71
Closing stock price - low	20.94	23.85	20.94	21.01
FINANCIAL RATIOS:
Net interest margin	3.37%	3.39%	3.39%	3.42%
Net interest margin - FTE (2)	3.43	3.44	3.44	3.47
Annualized return on average assets	1.19	1.42	1.37	1.36
Annualized return on average shareholders’ equity	15.66	18.43	18.05	17.70
Annualized return on average tangible shareholders’ equity (1)	20.18	23.77	23.31	22.90
Efficiency ratio (4)	56.09	59.09	51.56	54.31
AVERAGE BALANCE SHEET ITEMS:
Assets	$12,216,419	$12,323,642	$12,190,610	$12,291,372
Interest earning assets	11,284,591	11,522,678	11,301,764	11,493,958
Loans	8,207,941	8,307,228	8,227,047	8,234,559
Interest bearing liabilities	9,380,489	9,446,002	9,332,892	9,387,284
Deposits	8,389,340	8,485,862	8,368,995	8,458,860
Shareholders’ equity	931,359	952,212	927,647	946,227

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2007	2006	2007	2006
ALLOWANCE FOR CREDIT LOSSES:
Beginning of period	$74,775	$75,696	$74,718	$75,188
Provision for credit losses	2,713	1,618	7,011	6,029
Charge-offs	3,892	2,408	9,680	7,647
Recoveries	1,028	456	2,575	1,792

End of period	$74,624	$75,362	$74,624	$75,362

Components:
Allowance for loan losses	$72,161	$75,362	$72,161	$75,362
Reserve for unfunded letters of credit (5)	2,463	0	2,463	0

Allowance for credit losses	$74,624	$75,362	$74,624	$75,362

			As of September 30,
			2007	2006
BALANCE SHEET ITEMS:
Assets			$12,439,474	$12,438,555
Loans			8,370,464	8,313,087
Deposits			8,439,695	8,466,870
Shareholders’ equity			942,782	978,593
CAPITAL RATIOS:
Tier 1 leverage ratio			7.87%	8.24%
Risk-based capital - Tier 1			10.02	10.69
Risk-based capital - Total Capital			11.87	12.56
ASSET QUALITY:
Non-accrual loans			$29,908	$32,117
Other real estate owned			832	1,240
Other repossessed assets			1,511	1,312

Total non-performing assets			$32,251	$34,669

Loans past due 90 days or more and still accruing			$5,373	$2,068

ASSET QUALITY RATIOS:
Non-performing assets to total loans			0.39%	0.42%
Allowance for loan losses to total loans			0.86	0.91
Allowance for credit losses to total loans			0.89	0.91
Annualized net charge-offs to average loans			0.12	0.09

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA

(1)	This press release contains certain supplemental financial information, described in the following notes, which has been determined by methods other than Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results and facilitates comparisons with the performance of peers within the financial services industry.

Tangible book value and return on average tangible equity, which represent non-GAAP measures, are computed as follows:

•	Tangible book value is computed by dividing total shareholders’ equity less goodwill and other intangible assets by shares outstanding.

•	Return on average tangible equity is computed by dividing net income by average shareholders’ equity less average goodwill and average identifiable intangible assets.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except for share data)	2007	2006	2007	2006
Common shares outstanding	119,963,392	122,298,406	119,963,392	122,298,406

Shareholders’ equity	$942,782	$978,593	$942,782	$978,593
Less: Goodwill and other intangible assets	208,061	213,434	208,061	213,434

Tangible shareholders’ equity	$734,721	$765,159	$734,721	$765,159

Tangible book value	$6.12	$6.26	$6.12	$6.26

Net income	$36,454	$43,882	$125,567	$125,579

Average shareholders’ equity	$931,359	$952,212	$927,647	$946,227
Less: Average goodwill and other intangible assets	208,640	213,679	209,513	215,014

Average tangible shareholders’ equity	$722,719	$738,533	$718,134	$731,213

Annualized return on average tangible shareholders’ equity	20.18%	23.77%	23.31%	22.90%

(2)	Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(3)	Share data reflects a five percent common stock dividend issued on May 25, 2007.

(4)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.

(5)	On January 1, 2007, Valley transferred the portion of the allowance for loan losses related commercial lending letters of credit to other liabilities.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(in thousands, except for share data)

	September 30, 2007	December 31, 2006
Assets
Cash and due from banks	$209,016	$236,354
Interest bearing deposits with banks	9,151	7,795
Federal funds sold	73,000	175,000
Investment securities:
Held to maturity, fair value of $565,057 at September 30, 2007 and $1,090,883 at December 31, 2006	567,276	1,108,885
Available for sale	1,411,679	1,769,981
Trading securities	909,718	4,655

Total investment securities	2,888,673	2,883,521

Loans held for sale, at fair value as of September 30, 2007	3,066	4,674
Loans	8,370,464	8,331,685
Less: Allowance for loan losses	(72,161)	(74,718)

Net loans	8,298,303	8,256,967

Premises and equipment, net	229,779	209,397
Bank owned life insurance	270,321	189,157
Accrued interest receivable	65,832	63,356
Due from customers on acceptances outstanding	12,209	9,798
Goodwill	181,614	181,497
Other intangible assets, net	26,447	29,858
Other assets	172,063	147,653

Total assets	$12,439,474	$12,395,027

Liabilities
Deposits:
Non-interest bearing	$1,841,064	$1,996,237
Interest bearing:
Savings, NOW and money market	3,423,813	3,561,807
Time	3,174,818	2,929,607

Total deposits	8,439,695	8,487,651

Short-term borrowings	430,410	362,615
Long-term borrowings (includes fair value of $40,385 for a Federal Home Loan Bank advance at September 30, 2007)	2,276,305	2,278,728
Junior subordinated debentures issued to capital trust, at fair value as of September 30, 2007	186,309	206,186
Bank acceptances outstanding	12,209	9,798
Accrued expenses and other liabilities	151,764	100,459

Total liabilities	11,496,692	11,445,437

Shareholders’ Equity*
Preferred stock, no par value, authorized 30,000,000 shares; none issued	—	—
Common stock, no par value, authorized 181,796,274 shares; issued
122,546,034 shares at September 30, 2007 and 122,658,486 at December 31, 2006	43,217	41,212
Surplus	880,579	881,022
Retained earnings	102,930	97,639
Accumulated other comprehensive loss	(19,153)	(30,873)
Less: Treasury stock, at cost, 2,582,642 common shares at September 30, 2007 and 1,533,355 common shares at December 31, 2006	(64,791)	(39,410)

Total shareholders’ equity	942,782	949,590

Total liabilities and shareholders’ equity	$12,439,474	$12,395,027

*	Share data reflects a five percent common stock dividend issued on May 25, 2007.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Interest Income
Interest and fees on loans	$141,177	$140,317	$419,712	$401,417
Interest and dividends on investment securities:
Taxable	33,859	35,131	99,384	107,121
Tax-exempt	2,745	2,926	8,552	8,973
Dividends	1,873	1,479	5,903	4,270
Interest on federal funds sold and other short-term investments	3,505	1,312	9,893	2,107

Total interest income	183,159	181,165	543,444	523,888

Interest Expense
Interest on deposits:
Savings, NOW and money market	19,236	19,886	57,870	55,774
Time	35,891	31,573	100,798	79,389
Interest on short-term borrowings	4,656	4,318	13,156	13,871
Interest on long-term borrowings and junior subordinated debentures	28,237	27,831	84,528	80,419

Total interest expense	88,020	83,608	256,352	229,453

Net Interest Income	95,139	97,557	287,092	294,435
Provision for credit losses	2,713	1,618	7,011	6,029

Net Interest Income After Provision for Credit Losses	92,426	95,939	280,081	288,406

Non-Interest Income
Trust and investment services	1,897	1,794	5,518	5,407
Insurance premiums	2,509	2,893	8,273	8,311
Service charges on deposit accounts	7,133	5,771	19,775	17,299
Gains (losses) on securities transactions, net	14	(4,712)	84	(3,205)
Gains on trading securities, net	404	324	2,987	1,002
Fees from loan servicing	1,387	1,461	4,171	4,537
Gains on loans held for sale, net	262	179	4,624	1,373
(Losses) gains on sales of premises and equipment, net	(645)	59	15,958	68
Bank owned life insurance	3,239	2,053	8,254	6,095
Other	3,772	3,682	11,065	11,382

Total non-interest income	19,972	13,504	80,709	52,269

Non-Interest Expense
Salary expense	29,459	28,109	87,139	81,678
Employee benefit expense	7,342	7,915	22,781	21,800
Net occupancy and equipment expense	12,285	12,010	36,999	34,743
Amortization of other intangible assets	1,881	2,165	5,671	6,536
Professional and legal fees	2,003	3,085	5,070	7,083
Advertising	665	2,402	2,407	6,651
Other	10,936	9,940	29,586	29,816

Total non-interest expense	64,571	65,626	189,653	188,307

Income Before Income Taxes	47,827	43,817	171,137	152,368
Income tax expense (benefit)	11,373	(65)	45,570	26,789

Net Income	$36,454	$43,882	$125,567	$125,579

Earnings Per Common Share:*
Basic	$0.30	$0.36	$1.04	$1.02
Diluted	0.30	0.36	1.04	1.02
Cash Dividends Declared Per Common Share*	0.21	0.20	0.62	0.61
Weighted Average Number of Common Shares Outstanding:*
Basic	119,966,530	122,740,540	120,379,910	122,721,452
Diluted	120,300,017	123,369,584	120,799,085	123,237,214

*	Share data reflects a five percent common stock dividend issued on May 25, 2007.

Valley National Bancorp

(dollars in thousands)

	Loan Portfolio For the periods ended
	9/30/2007	6/30/2007	3/31/2007	12/31/2006	9/30/2006
Commercial Loans	$1,665,169	$1,517,184	$1,447,165	$1,466,862	$1,443,539

Construction	408,969	470,592	493,095	526,318	514,842
Residential Mortgage	1,933,321	1,873,943	1,849,069	2,106,306	2,082,233
Commercial Mortgage	2,282,669	2,262,290	2,281,871	2,309,217	2,354,791

Total Mortgage Loans	4,624,959	4,606,825	4,624,035	4,941,841	4,951,866

Home Equity	554,859	555,306	560,577	571,138	577,587
Credit Card	9,290	9,105	8,498	8,764	8,490
Automobile	1,433,178	1,391,801	1,280,809	1,238,145	1,229,450
Other Consumer	83,009	99,920	119,313	104,935	102,155

Total Consumer Loans	2,080,336	2,056,132	1,969,197	1,922,982	1,917,682

Total Loans	$8,370,464	$8,180,141	$8,040,397	$8,331,685	$8,313,087

	Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and Net Interest Income on a Tax Equivalent Basis
	Quarter End - 9/30/07			Quarter End - 6/30/07			Quarter End - 3/31/07			Quarter End - 12/31/06			Quarter End - 9/30/06
	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Interest earning assets:
Loans (1)(2)	$8,207,941	$141,210	6.88%	$8,181,248	$139,622	6.83%	$8,292,884	$138,983	6.70%	$8,346,362	$143,060	6.86%	$8,307,228	$140,355	6.76%
Taxable investments (3)	2,549,294	35,732	5.61%	2,525,972	34,470	5.46%	2,580,236	35,085	5.44%	2,709,053	35,484	5.24%	2,830,076	36,610	5.17%
Tax-exempt investments (1)(3)	260,094	4,223	6.49%	277,274	4,477	6.46%	279,176	4,457	6.39%	281,366	4,482	6.37%	285,387	4,502	6.31%
Federal funds sold and other interest bearing deposits	267,262	3,505	5.25%	315,440	4,188	5.31%	168,873	2,200	5.21%	152,546	2,063	5.41%	99,987	1,312	5.25%

Total interest earning assets	11,284,591	184,670	6.55%	11,299,934	182,757	6.47%	11,321,169	180,725	6.39%	11,489,327	185,089	6.44%	11,522,678	182,779	6.35%
Other assets	931,828			895,856			837,820			833,424			800,964

Total assets	$12,216,419			$12,195,790			$12,158,989			$12,322,751			$12,323,642

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$3,430,218	$19,236	2.24%	$3,503,061	$19,216	2.19%	$3,559,302	$19,418	2.18%	$3,603,822	$20,048	2.23%	$3,666,485	$19,886	2.17%
Time deposits	3,055,620	35,891	4.70%	2,898,393	33,143	4.57%	2,894,086	31,764	4.39%	2,938,977	33,265	4.53%	2,900,781	31,573	4.35%
Short-term borrowings	441,227	4,656	4.22%	419,937	4,522	4.31%	371,911	3,978	4.28%	373,838	4,340	4.64%	386,034	4,318	4.47%
Long-term borrowings (4)	2,453,424	28,237	4.60%	2,483,966	28,494	4.59%	2,486,780	27,797	4.47%	2,493,764	29,144	4.67%	2,492,702	27,831	4.47%

Total interest bearing liabilities	9,380,489	88,020	3.75%	9,305,357	85,375	3.67%	9,312,079	82,957	3.56%	9,410,401	86,797	3.69%	9,446,002	83,608	3.54%
Non-interest bearing deposits	1,903,502			1,938,035			1,924,645			1,929,283			1,918,596
Other liabilities	1,069			17,671			5,572			23,404			6,832
Shareholders' equity	931,359			934,727			916,693			959,663			952,212

Total liabilities and shareholders’ equity	$12,216,419			$12,195,790			$12,158,989			$12,322,751			$12,323,642

Net interest income/interest rate spread (5)		96,650	2.80%		97,382	2.80%		97,768	2.83%		98,292	2.75%		99,171	2.81%

Tax equivalent adjustment		(1,511)			(1,601)			(1,596)			(1,606)			(1,614)

Net interest income, as reported		$95,139			$95,781			$96,172			$96,686			$97,557

Net interest margin (6)			3.37%			3.39%			3.40%			3.37%			3.39%

Tax equivalent effect			0.06%			0.06%			0.05%			0.05%			0.05%

Net interest margin on a fully tax equivalent basis (6)			3.43%			3.45%			3.45%			3.42%			3.44%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.